Registration Statement No. 333-217200

Filed Pursuant to Rule 433

April 2, 2020

For the second time in March 2020, Bank of Montreal upsized the aggregate principal amount of $NRGU, the 3x leveraged exchange traded note linked to the MicroSectors Solactive US Big Oil Index. The new aggregate amount is $175mm. #Crude #Oil #OilandGas https://www.sec.gov/Archives/edgar/data/927971/000121465920003094/p41202fwp.htm

$NRGU, the 3x leveraged exchange traded note linked to the MicroSectors Solactive US Big Oil Index, was upsized by $100mm, the second upsize in March. Learn more: https://www.sec.gov/Archives/edgar/data/927971/000121465920003094/p41202fwp.htm #Crude #Oil #OilandGas

MICROSECTORS Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent toll-free at 1-877-369-5412.

$NRGU and $NRGD are now the only +3x/-3x daily resetting leveraged equity energy sector ETP trading products in the U.S. Learn more here: https://www.sec.gov/Archives/edgar/data/927971/000121465920003094/p41202fwp.htm

#Crude #Oil #OilandGas

$NRGU, the 3x leveraged exchange traded note linked to the MicroSectors Solactive US Big Oil Index, is the only 3x leveraged oil & energy equity trading product listed in the U.S. Learn more here: https://www.sec.gov/Archives/edgar/data/927971/000121465920003094/p41202fwp.htm #Crude #Oil #OilandGas

$NRGD, the -3x leveraged exchange traded note linked to the MicroSectors Solactive US Big Oil Index, is the only -3x inverse leveraged oil & energy equity trading product listed in the U.S. Learn more here: https://www.sec.gov/Archives/edgar/data/927971/000121465920003094/p41202fwp.htm #Crude #Oil #OilandGas

MICROSECTORS Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC for each of the ETN offerings to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent tollfree at 1-877-369-5412.